FIDELITY SOUTHERN CORPORATION
FIDELITY BANK
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 18th day of January, 2007, by and among FIDELITY SOUTHERN CORPORATION (“Fidelity”), a Georgia Corporation, FIDELITY BANK (the “Bank”), a Georgia banking corporation, and H. Palmer Proctor, Jr. (“Proctor”). The Employment Agreement among Fidelity, the Bank and Proctor dated January 19, 2006 (the “2006 Agreement”) is hereby terminated and replaced by this Agreement effective as of January 1, 2007; provided, however, that Proctor shall retain all rights to any incentive compensation payable under the 2006 Agreement which was earned and payable as of the date hereof.
     WHEREAS, Proctor is the President of Fidelity and the Bank;
     WHEREAS, Fidelity and the Bank agree to continue to employ Proctor as President of Fidelity and the Bank to provide the services set forth herein; and
     WHEREAS, Proctor agrees to accept such employment and to continue to provide such services in accordance with the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Employment/Duties.
          (a) Fidelity and the Bank shall continue to employ Proctor as President during the term of his employment as set forth in this Agreement and Proctor hereby accepts such employment. Proctor also agrees to continue serving as a member of the Boards of Directors of Fidelity (the “Board”) and of the Bank.
          (b) Proctor shall be the President of Fidelity and the Bank and shall be responsible for the day-to-day operations of the business of Fidelity and the Bank and shall have such authority consistent with such position and necessary for the conduct of such business under the general direction of the Chief Executive Officer and the Boards of Directors of Fidelity and the Bank.
          (c) Proctor agrees that he will at all times and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement and shall comply with all policies and procedures adopted by the Boards of Directors or any committee thereof. Proctor shall devote his full business time to the performance of his obligations hereunder.
          (d) The term of employment of Proctor shall be for a term of three (3) years, commencing as of January 1, 2007, and may be extended upon written agreement of the parties.

          (e) Proctor shall be prohibited from serving as a director of other businesses and as a member of any committee of the board(s) of directors thereof unless the Boards formally have approved such service before Proctor becomes any such director or member of any committee of such board(s) of directors.
     2. Compensation.
          (a) Base Salary. During the term of the employment of Proctor hereunder, Fidelity and the Bank will pay to Proctor an aggregate base salary (“Base Salary”) at the rate of $360,000 per year, payable in arrears in equal semi-monthly payments, subject to applicable withholdings and deductions. In the event of the disability of Proctor, to the extent payments are received by him under any employer sponsored disability program and/or under any disability policy the premiums of which are paid by Fidelity or the Bank, the payments hereunder are to be reduced by an amount equal to any such disability payments that are intended to replace all or a portion of any compensation Proctor loses due to such disability.
          (b) Incentive Compensation. Fidelity and the Bank shall pay to Proctor the incentive compensation (“Incentive Compensation”) determined as set forth in Attachment A hereto. Proctor shall be eligible to participate in incentive plans and programs hereafter adopted as determined by the Board or the Compensation Committee of the Board.
          (c) Employee Benefit Programs. Proctor shall be eligible to participate in all employee benefit programs, including medical, dental and hospitalization programs, now or hereafter made available by Fidelity to its employees and/or executives, subject to terms and conditions of such programs, including eligibility. It is understood that Fidelity reserves the right to modify and rescind any program or adopt new programs in its sole discretion.
          (d) Life Insurance for Fidelity.
               (i) Fidelity may, in its sole discretion, maintain key man life insurance on the life of Proctor and designate Fidelity as the beneficiary. Proctor agrees to execute any documents necessary to effect the issuance of such policy.
               (ii) Fidelity and the Bank agree to maintain the Flexible Premium Adjustable Life Insurance, Universal Life policy issued by Great-West Life & Annuity Insurance Company (the “Great-West Policy”), the New York Life Policy and the West Coast Life Policy (including all replacement and subsitute policies, as hereafter mutually agreed in writing) in the face amounts of $500,000 and $500,000, respectively, payable to beneficiaries designated by Proctor or his estate or trust in lieu thereof, at all times hereafter (except as provided in Section 3(e)), regardless of the termination of this Agreement or Proctor’s Termination of Employment hereunder including a Termination of Employment pursuant to Section 3.
          (e) Additional Benefits. The unexercised Incentive Stock Options granted April 24, 2002, shall continue in effect and shall not be affected by any modification or termination of this Agreement.

          (f) Vacation. Proctor is entitled to five (5) weeks vacation each year. Vacation shall be taken at such times as not to materially interfere with the business of Fidelity. The vacation time must be taken prior to the end of each calendar year or as otherwise mutually agreed in writing, otherwise it expires to the extent not taken.
          (g) Expenses. Fidelity shall pay all reasonable expenses incurred by Proctor in the performance of his responsibilities and duties for Fidelity, including without limitation, dues payable to the Capital City Club and to such reasonable civic organizations as approved by the Compensation Committee of the Bank. Proctor shall submit to Fidelity periodic statements of all expenses so incurred in accordance with the policies of Fidelity then in effect. Subject to such reviews as Fidelity may deem reasonably necessary, Fidelity shall, promptly in the ordinary course of business, reimburse Proctor for the full amount of all such expenses advanced by Proctor.
          (h) Automobile. Fidelity will continue to provide Proctor with an appropriate automobile for his use and will maintain and insure it at Fidelity’s expense. At least annually Proctor, in accordance with the Bank’s procedures, shall report business and personal usage of the automobile.
     3. Early Termination.
          (a) For Cause.
               (i) Notwithstanding the foregoing, Proctor may have a Termination of Employment by the Board “for cause” (as hereinafter defined) at any time upon 10 business days’ prior written notice. The term “for cause” shall mean (A) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (B) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Proctor or any related person or affiliated company and are intended to cause harm or damage to Fidelity, the Bank or their subsidiaries, (C) the illegal use of controlled substances, (D) the misappropriation or embezzlement of assets of Fidelity, the Bank or their subsidiaries, (E) the breach of any other material term or provision of this Agreement to be performed by Proctor (other than pursuant to Sections 4, 5, 6 or 7) which have not been cured within thirty (30) days of receipt of written notice of such breach from the Board or the board of directors of the Bank, or (F) the breach of any provision of Section 4, 5, 6 or 7 during his employment.
               (ii) Upon a Termination of Employment for cause, Fidelity and the Bank shall have no further obligation to pay any compensation to Proctor or make available to Proctor participation under any employee benefit program for periods after the effective date of the Termination of Employment for cause. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date, the Incentive Compensation payable pursuant to Section 2(b) for the periods of employment and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date.

          (b) Other Termination by Fidelity.
               (i) Proctor may have a Termination of Employment by Fidelity or the Bank for any reason (other than for cause, death or total disability (as defined in Section 3(d)(iii) below)) at any time upon at least 90 days’ prior written notice. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date, the Incentive Compensation payable pursuant to Section 2(b) for the periods of employment and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date. Proctor’s right to additional compensation after the effective date of termination shall cease, except that if Proctor executes a “Release” (as defined below) within the time period specified by Fidelity or the Bank, and does not revoke such Release, Proctor will be paid severance equal to the excess of (i) three times his then Base Salary over (ii) the aggregate amount payable under Section 8 below. If Proctor is not a Specified Employee (as defined below) such severance benefit will be payable in 72 equal semi-monthly installments commencing on the 15th or last day of the month immediately following the date of the Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If Proctor is a Specified Employee, such severance benefit shall not be payable until the first 15th or last day of the month which is at least six months after Proctor’s Termination of Employment. All installments, which would have otherwise been required to be made over such six-month period if Proctor had not been a Specified Employee shall be paid to Proctor in one lump sum payment as soon as administratively feasible after the first 15th or last day of the month which is at least six months after Proctor’s Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to 1/72 of the total severance benefit) will continue on the 15th and last day of each calendar month until all such installments are paid.
               (ii) Additionally, if Proctor timely executes and does not revoke a Release and elects such continued participation, the employee welfare benefits as provided in Section 2(c) shall be continued for eighteen (18) months from the date of termination at a cost to Proctor not to exceed the amounts paid by executives for such employee welfare benefits; provided, however, that if continued participation in any of such employee welfare benefit plans is not possible under the terms of such plans or any provision of law would create any adverse tax effect for Proctor, Fidelity or the Bank, due to such participation, Fidelity will provide substantially identical benefits directly or through an insurance arrangement or pay Proctor’s costs for such welfare benefits if continued by Proctor, including as permitted under ERISA. Notwithstanding the above, if Proctor is a Specified Employee and if Fidelity or the Bank determines that any portion of such employee welfare benefits are subject to Section 409A of the Code, then to the extent necessary to avoid taxation under Section 409A, Proctor will be required to pay for such employee welfare benefits during the six-month period following his Termination of Employment; provided; however, that at the end of such six-month period, Fidelity or the Bank will reimburse Proctor for such payments.
               (iii) For purposes of this Agreement, the term “Release” means a general release that releases Fidelity, the Bank, their affiliates, shareholders, directors, officers, employees, employee benefit plans, representatives, and agents and their successors and assigns from any and all employment related claims Proctor or Proctor’s successors and beneficiaries might then have against them (excluding any claims for vested benefits under any employee pension plan of Fidelity or the Bank).
               (iv) If Proctor violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement after the Termination of Employment, any additional compensation and benefits under Sections 3(b)(i) & 3(b)(ii) shall cease.
               (v) Subsequent to the date of any written notice of termination provided to Proctor pursuant to Section 3(b) or by Proctor to Fidelity pursuant to Section 3(c)(ii), Fidelity shall engage the independent accounting firm regularly utilized by Fidelity (“Accounting Firm”) to provide to Fidelity and Proctor, at Fidelity’s expense, a determination of whether any compensation payable to Proctor pursuant to Sections 3(b)(i) & 3(b)(ii) (alone or when added to all other compensation paid or payable to Proctor by Fidelity and the Bank) constitutes a “parachute payment” (“Parachute Payment”) as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). If the Accounting Firm determines that any compensation payable to Proctor pursuant to Sections 3(b)(i) & 3(b)(ii) (alone or when added to all other compensation paid or payable to Proctor by Fidelity and the Bank) constitutes a Parachute Payment, the Accounting Firm shall also determine: (A) the amount of the excise tax to be imposed under Section 4999 of the Code; (B) whether Proctor would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if the compensation payable to Proctor pursuant to Sections 3(b)(i) & 3(b)(ii) were reduced (assuming latest payments are reduced first) so that no amount payable to Proctor hereunder (alone or when added to all other compensation paid or payable to Proctor by Fidelity and the Bank) constitutes a Parachute Payment than he would realize after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) and after imposition of the excise tax under Section 4999 of the Code if the amounts payable to Proctor hereunder were not so reduced; and (C), if the Accounting Firm determines in (B) above that Proctor would realize a higher amount if the compensation payable to Proctor were so reduced, the amount of the reductions. All determinations shall be made on a present value basis. The Accounting Firm shall provide to Fidelity and to Proctor a written report of its determinations hereunder no later than forty-five (45) days prior to the termination date. No later than fifteen (15) days following his receipt of the report from the Accounting Firm, Proctor will notify Fidelity in writing of any disagreement with said report, and, in such case, Fidelity shall direct the Accounting Firm to promptly discuss its determinations with an accountant or counsel designated by Proctor in his written notice and seek to reach an agreement regarding same no later than fifteen (15) days prior to the termination date, with Fidelity and Proctor, each bearing the cost of their own accountants or counsel. If no agreement can be reached within thirty (30) days after the expiration of said fifteen (15) day period, the matter shall be promptly submitted to binding arbitration under Section 16 hereof by either party. The determinations so made shall be binding on the parties. If it is determined hereunder that Proctor would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if the compensation payable to him pursuant to Sections 3(b)(i) & 3(b)(ii) were reduced (assuming latest payments are reduced first) so that no amount payable to Proctor hereunder constitutes a

Parachute Payment, then the amounts payable to Proctor pursuant to Sections 3(b)(i) & 3(b)(ii) shall be so reduced.
               (vi) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that amounts will have been paid or distributed to Proctor that should not have been paid or distributed under this Section 3(b) (“Overpayments”), or that additional amounts should be paid or distributed to Proctor under this Section 3(b) (“Underpayments”). If based on either the assertion of a deficiency by the Internal Revenue Service against Fidelity or Proctor, which assertion has a high probability of success, or controlling precedent or substantial authority, an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that Proctor must repay to Fidelity immediately together with interest at the applicable Federal rate under Section 7872 of the Code; provided, however, that no loan will be deemed to have been made and no amount will be payable by Proctor to Fidelity unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Proctor is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If based upon controlling precedent or substantial authority, an Underpayment has occurred, the amount of that Underpayment will be paid to Proctor promptly by Fidelity. Whether an Overpayment or Underpayment has occurred may be determined in substantially the same manner as the original determination.
               (vii) Fidelity and Proctor shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Fidelity or Proctor, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3(b).
               (viii) The Federal, state and local income or other tax returns filed by Proctor shall be prepared and filed on a consistent basis with the determination with respect to the excise tax payable by Proctor. Proctor, at the request of Fidelity, shall provide Fidelity true and correct copies (with any amendments) of his Federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Fidelity, evidencing such conformity.
          (c) Termination by Proctor.
               (i) Proctor may have a Termination of Employment by Proctor at any time upon at least 90 days’ prior written notice to Fidelity and the Bank. Upon such Termination of Employment Proctor’s right to compensation after the effective date of termination shall cease. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date, the Incentive Compensation payable pursuant to Section 2(b) for the periods of employment and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date.
               (ii) Notwithstanding the foregoing, if Fidelity or the Bank fails to perform any of its material obligations hereunder and such failure continues for sixty (60)

days after written notice thereof by Proctor to the Board, termination by Proctor of this Agreement for such failure shall be deemed to constitute a Termination of Employment by Fidelity and the Bank without cause under Section 3(b) of this Agreement. A reduction in the responsibilities and authority of Proctor as provided in Section l(b) shall constitute a breach of a material obligation of Fidelity and the Bank hereunder.
          (d) Termination Upon Death or Disability.
               (i) Proctor shall have a Termination of Employment upon his death, or (10) business days after written notice by Fidelity of termination during the continuance of the total disability (as hereinafter defined) of Proctor.
               (ii) Upon Termination of Employment upon death or by Fidelity upon total disability, Proctor’s right to compensation after the effective date of termination shall cease . Upon such a Termination of Employment, the Base Salary which accrued as of the termination date, the Incentive Compensation payable pursuant to Section 2(b) for the periods of employment and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date. Fidelity and the Bank shall have no obligation to pay any compensation for periods after the effective date of such termination under this Section 3(d).
               (iii) The term “total disability” means the inability of Proctor to substantially perform his duties hereunder for a continuous period of ninety (90) days unless such period is extended in writing by Fidelity, in which event, for such greater period. Total disability shall be deemed to commence upon the expiration of such continuous ninety (90) day period or such greater period, if so extended. In the event of any dispute as to the “total disability” of Proctor or the expiration of said ninety (90) day period or such greater period, if so extended, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Proctor agrees to submit medical records requested and to submit to such examination and testing reasonably requested by such physician.
          (e) Life Insurance Policies. Termination of this Agreement or the benefits payable hereunder for any reason, including pursuant to Section 3(a), (b), (c) or (d) hereof, shall not terminate the duty of Fidelity and the Bank to maintain or continue the Great-West Policy, the New York Life Policy or the West Coast Life Policy (including all replacement and substitute policies, as hereafter mutally agreed in writing) pursuant to Section 2(d) and 2(e) hereof, including any substitute plan or policy hereafter mutually agreed to. Notwithstanding any other provision of this Agreement, if Proctor is a Specified Employee and if Fidelity determines that the maintenance of the Great-West Policy, the New York Life Policy or the West Coast Life Policy is subject to Section 409A of the Code, then, to the extent necessary to avoid taxation under Section 409A, Proctor will be required to pay for the maintenance of the Great-West Policy, the New York Life Policy or the West Coast Life Policy during the six-month period following his Termination of Employment; provided; however, that at the end of such six-month period, Fidelity or the Bank will reimburse Proctor for such payments.

     4. Covenant Not to Compete. Proctor agrees that during his employment with Fidelity or the Bank and for a period of eighteen (18) months after Proctor’s Termination of Employment for any reason other than a Termination of Employment by Fidelity or the Bank, that Proctor shall not, on his own behalf or on another’s behalf, work in any management or executive capacity in the business of providing banking or banking related services. This restriction shall apply only within a 50-mile radius of 3490 Piedmont Road, Atlanta, Georgia 30305. Proctor agrees that because of the nature of Fidelity’s and the Bank’s business, the nature of Proctor’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of Fidelity and the Bank which Fidelity and the Bank will give Proctor access to, any breach of this provision by Proctor would result in the inevitable disclosure of Fidelity’s and the Bank’s Trade Secrets and Confidential Information to its direct competitors.
     5. Non-Solicitations of Clients and Customers. Proctor agrees that during his employment with Fidelity or the Bank and for a period of eighteen (18) months after Proctor’s Termination of Employment for any reason, Proctor will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any client or customer of Fidelity or the Bank for the purpose of providing banking or banking related services. This restriction shall apply only to any client or customer of Fidelity or the Bank with whom Proctor had material contact during the last twelve months of Proctor’s employment with Fidelity or the Bank. “Material contact” means interaction between Proctor and the client or customer which takes place to further the business relationship. “Clients” and “customers” include, but are not limited to, depositors and commercial, SBA or construction loan customers.
     6. Non-Solicitations of Employees. Proctor agrees that during his employment with Fidelity or the Bank and for a period of eighteen (18) months after Proctor’s Termination of Employment for any reason, Proctor will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Fidelity or the Bank with whom Proctor had material contact during Proctor’s employment with Fidelity or the Bank. This restriction shall apply only to recruiting, hiring or attempting to recruit or hire any employee for the purpose of working in the business of providing banking or banking related services.
     7. Confidentiality, Proprietary Information and Inventions.
          (a) During the term of Proctor’s employment with Fidelity or the Bank, and at all times thereafter, Proctor shall not use or disclose to others, without the prior written consent of Fidelity and the Bank, any Trade Secrets (as hereinafter defined) of Fidelity or the Bank, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity or the Bank (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
          (b) During the term of Proctor’s employment with Fidelity or the Bank, and for eighteen (18) months after Proctor’s Termination of Employment for any reason, Proctor shall not use or disclose to others, without the prior written consent of Fidelity and the Bank, any Confidential Information (as hereinafter defined) of Fidelity or the Bank, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity or the Bank (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
          (c) Upon Proctor’s Termination of Employment for any reason, Proctor shall not take with him any documents or data of Fidelity or the Bank or any subsidiary or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.
          (d) Proctor agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Fidelity, the Bank and all subsidiaries and customers thereof.
          (e) Trade Secrets shall include only such information constituting a “Trade Secret” within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. Confidential Information shall include all information and data which is protectable as a legal form of property or non-public information of Fidelity or the Bank or their customers, excluding any information or data which constitutes a Trade Secret.
          (f) Trade Secrets and Confidential Information shall not include any information (A) which becomes publicly known through no fault or act of Proctor; (B) is lawfully received by Proctor from a third party after Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (C) which is independently developed by Proctor and entirely unrelated to the business of providing banking or banking related services.
          (g) Proctor agrees that any and all information and data originated by Proctor while employed by Fidelity or the Bank and, where applicable, by other employees or associates under Proctor’s direction or supervision in connection with or as a result of any work or service performed under the terms of Proctor’s employment, shall be promptly disclosed to Fidelity and the Bank, shall become Fidelity and/or the Bank’s property, and shall be kept confidential by Proctor. Any and all such information and data, reduced to written, graphic, or other tangible form and any and all copies and reproduction thereof shall be furnished to Fidelity and the Bank upon request and in any case shall be returned to Fidelity and the Bank upon Proctor’s Termination of Employment.
          (h) Proctor agrees that Proctor will promptly disclose to Fidelity and the Bank all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Proctor performs for Fidelity or the Bank.
          (i) Proctor agrees that he will assign the entire right, title, and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Fidelity and the Bank. Proctor further agrees that Proctor will, without expense to Fidelity or the Bank, execute all documents and do all acts which may be necessary, desirable, or convenient to enable Fidelity and the Bank, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.
     8. Consideration for Non-Compete, Non-Solicitation and Non-Disclosure Provisions. In consideration of Proctor’s undertakings set forth in Sections 4, 5, 6 and 7 above, with respect to periods after Termination of Employment, Fidelity or the Bank will pay Proctor a “Non-Compete Benefit” as described below. If Proctor is not a Specified Employee, the Non-Compete Benefit will be payable in 36 equal semi-monthly installments, each installment in an amount equal to forty percent (40%) of his Base Salary in effect immediately prior to the Termination of Employment divided by 24, commencing on the 15th or last day of the month immediately following the date of the Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If Proctor is a Specified Employee, the Non-Compete Benefit shall not become payable until the first 15th or last day of the month which is at least six months after Proctor’s Termination of Employment. All installments which would have otherwise been required to be made over such six-month period if Proctor had not been a Specified Employee, shall be paid to Proctor in one lump sum payment as soon as administratively feasible after the first 15th or last day of the month which is at least six months after Proctor’s Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to forty percent (40%) of his Base Salary in effect immediately prior to Termination of Employment divided by 24) will continue on the 15th and last day of each calendar month until all such installments are paid. If Proctor violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement, Proctor waives and forfeits any and all rights to any further payments under this Agreement, including but not limited to, any additional payments, compensation or severance he may otherwise be entitled to receive under this Agreement, whether pursuant to this Section or otherwise.
     9. Specific Performance. Because of Proctor’s knowledge and experience, Proctor agrees that Fidelity shall be entitled to specific performance, an injunction, temporary injunction or other similar relief without the posting of a bond or other security in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement. In any such court proceeding, Proctor will not object thereto and claim that monetary damages are an adequate remedy.
     10. Maximum Payments. The total amount payable hereunder as severance pay (as set forth in Sections 3(b)(i) & 3(b)(ii)) and consideration for the non-compete, non-solicitation and non-disclosure provisions (as set forth in Section 8) shall not exceed three times Proctor’s Base Salary.
     11. No Setoff. Nothing in this Agreement will limit or otherwise affect such rights as Proctor may have under any other contract or agreement with Fidelity, the Bank or Affiliates, except as specifically set forth in such contract or agreement. Amounts which constitute vested benefits or which Proctor is otherwise entitled to receive under any employee benefit plan, policy, practice or program of or any contract or agreement (collectively, “programs”) with Fidelity or the Bank at or subsequent to Proctor’s Termination of Employment will be payable in accordance with such programs.

     12. Indemnification of Proctor. Fidelity shall indemnify Proctor and shall advance reimbursable expenses incurred by Proctor in any proceeding against Proctor, including a proceeding brought in the right of Fidelity, as a director or officer of Fidelity or any subsidiary thereof, except claims and proceedings brought directly by Fidelity against Proctor, to the fullest extent permitted under the Articles of Incorporation and By-Laws of Fidelity and the Georgia Business Corporation Code, as amended from time to time. Such indemnities and advances shall be paid to Proctor on the next normal payroll payment date after Proctor’s rights to such amounts are no longer in dispute; provided, however, that if Proctor is a Specified Employee such payments shall not be made before the date that is six months after the date of Proctor’s Termination of Employment.
     13. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section when delivered by express mail, overnight courier or other similar method to such address or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:
If to Fidelity or the Bank:
Fidelity Southern Corporation
3490 Piedmont Road
Suite 1550
Atlanta, Georgia 30305
Attn: Board of Directors
If to Proctor:
H. Palmer Proctor, Jr.
c/o Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305
     14. Binding Effect. This Agreement shall inure to the benefit of and be binding upon and enforceable by Proctor and his estate, personal representatives and heirs, and by Fidelity and the Bank and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Proctor.
     15. Entire Agreement. This Agreement, including the Great-West Policy, the New York Life Policy or the West Coast Life Policy and the Proctor Management Continuity Agreement are intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Proctor as an employee and officer of Fidelity and election as a member of the Board of Fidelity and the Bank and supersedes all prior agreements and understandings, oral or written.

     16. Binding Arbitration/Attorney Fees. Except as otherwise specifically provided herein, including as provided in Section 9 hereof, Specific Performance, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia (“AAA”) by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement. All reasonable costs and expense incurred in connection with any such arbitration proceedings and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered. To the extent that Proctor is entitled to reimbursement of any such costs and expenses, such reimbursements shall be paid to Proctor on the next normal payroll payment date after Proctor’s rights to such reimbursements are no longer in dispute; provided, however, that if Proctor is a Specified Employee such payments shall not be made before the date that is six months after the date of Proctor’s Termination of Employment.
     17. Amendments. This Agreement may not be amended or modified except in writing signed by both parties.
     18. Waivers. The failure of either party to insist upon the strict performance of any provision hereof shall not constitute a wavier of such provision. All waivers must be in writing.
     19. Future Employers. Fidelity or the Bank may notify anyone employing Proctor or evidencing an intention to employ Proctor as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Proctor agrees that for a period of 18 months after Proctor’s Termination of Employment for any reason, Proctor will provide Fidelity and the Bank the identity of any employer Proctor goes to work for along with Proctor’s job title and anticipated job duties with any such employer.
     20. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, excluding its conflicts of laws.
     21. Compliance with Section 409A. This Agreement is intended to satisfy the requirements of Code Section 409A and shall be construed and interpreted in accordance therewith.
22. Definitions. For purposes of this Agreement:
          (a) “Affiliate” means any entity with whom Fidelity or the Bank would be considered a single employer under Code Sections 414(b) or 414(c).
          (b) “Specified Employee” means an employee who is (i) an officer of Fidelity having annual compensation greater than $135,000 (with certain adjustments for inflation after 2005), (ii) a five-percent owner of Fidelity or (iii) a one-percent owner of

Fidelity having annual compensation greater than $150,000. For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers. Employees who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21 or (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and Fidelity (except as otherwise provided in regulations issued under the Code) shall be excluded for purposes of determining the number of officers. For purposes of this Section, the term “five-percent owner” (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of Fidelity or stock possessing more than five percent (one percent) of the total combined voting power of all stock of Fidelity. For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply. For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code. The determination of whether Proctor is a Specified Employee will be based on a December 31 identification date such that if Proctor satisfies the above definition of Specified Employee at any time during the 12-month period ending on December 31, he will be treated as a Specified Employee if he has a Termination of Employment during the 12-month period beginning on the first day of the fourth month following the identification date. This definition is intended to comply with the specified employee rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.
          (c) “Termination of Employment” means the termination of Proctor’s employment with Fidelity, the Bank and all Affiliates; provided, however, that Proctor will not be considered as having had a Termination of Employment if (i) Proctor continues to provide services to Fidelity, the Bank or any Affiliate as an employee at an annual rate that is at least equal to 20 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is at least equal to 20 percent of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period), (ii) Proctor continues to provide services to Fidelity, the Bank or any Affiliate in a capacity other than as an employee and such services are provided at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period) or (iii) Proctor is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) so long as the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with Fidelity, the Bank or any Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and Proctor’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period. For purposes of this Section, annual rate of providing services shall be determined based upon the measurement used to determine Proctor’s base compensation.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIDELITY SOUTHERN CORPORATION

By:	/s/ David R. Bockel
Name: David R. Bockel
Title: Chairman, Compensation Committee

FIDELITY BANK

By:	/s/ David R. Bockel

Name: David R. Bockel
Title: Chairman, Compensation Committee

PROCTOR

/s/ H. Palmer Proctor, Jr.

H. Palmer Proctor, Jr.

ATTACHMENT A
INCENTIVE COMPENSATION
     For each calendar year during the term of the Agreement, the Compensation Committee (“Committee”) of the Board of Directors of Fidelity will establish in its sole discretion (after discussion with Proctor) the percentage of base salary available for incentive compensation consideration and the executive incentive compensation evaluation criteria, which will include corporate and individual performance measurements, goals and objectives, both financial and non-financial, for such calendar year prior to or at the commencement of the calendar year. Proctor will be paid incentive compensation (“Incentive Compensation”), if any, in cash as determined by the Committee following its evaluation of Corporate and individual performance relative to the executive compensation criteria established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion, may consider.
     The Committee has determined that in 2007 Proctor will be eligible for 20% of base compensation as Incentive Compensation, or such amount as may be determined by the Compensation Committee. The Committee will evaluate Fidelity’s and Proctor’s 2007 performance relative to the following financial and non-financial measurements, goals and objectives, and such other measures and modifications as the Committee, in its sole discretion, may consider in the determination of Incentive Compensation to be paid for 2007.
1.	Financial Performance Measurements based on the approved 2007 Budget (These measurements may be modified for evaluation purposes at any time during 2007 based on changes in the strategic plan, the business plan, competitive or economic factors, changes in regulatory or accounting rules, laws or regulations or such other factors as the Compensation Committee, in its sole discretion, may determine.):
▪	Net income

▪	Earnings per share (EPS)

▪	Return on equity (ROE)

▪	Return on assets (ROA)

▪	Total stockholder return

▪	Loan growth

▪	Asset quality

▪	Deposit growth

▪	Net interest margin

▪	Noninterest income

▪	Noninterest expense management and control

▪	Business unit net income
2.	Non-financial Corporate and Individual Goals including but not limited to:
▪	Compliance with laws and regulations including Compliance and Safety and Soundness ratings of 2 or better

▪	Hiring proven lenders and managers, as identified, to grow loans and deposits or develop, expand or improve operations and products and services and their delivery

▪	Opening new branches and loan production offices to profitably expand market presence

▪	Market share growth

▪	Development/expansion of profitable products/services and delivery systems

▪	Furtherance of or achievement of strategic goals and objectives

▪	Individual performance based on competitive, legal, regulatory, and economic conditions

▪	Such other factors as the Compensation Committee in its sole discretion may consider in determining the amount, if any, of Incentive Compensation to be awarded.
     The right of Proctor to receive Incentive Compensation, if any, hereunder related to a calendar year shall vest on the last day of such calendar year. In the event Proctor is entitled pursuant to the Agreement and the determination of the Committee at its sole discretion to Incentive Compensation for a period of less than a full year, the Incentive Compensation, if any, for such year shall vest on the last day of his employment.
     Within 60 days after the end of 2007, management shall calculate and evaluate Fidelity’s and Proctor’s performance relative to the 2007 Criteria and provide such calculations and evaluations to the Committee for its review.
     The Committee shall, within 90 days after the end of 2007, make its own independent assessment of the extent to which the 2007 Criteria and such other measures and modifications as the Committee, in its sole discretion, may consider have been achieved; and, based on its assessment, shall award Incentive Compensation in such amounts, if any, as it deems to have been earned by Proctor.
     The Committee may revise or modify the 2007 Criteria for the year to the extent the Committee, in the exercise of its sole and absolute discretion, believes necessary or deems equitable in light of any unexpected or unusual or non-recurring circumstances or events, including but not limited to, changes in accounting rules, accounting practices or procedures, tax and other laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in regulatory fees or costs, any extraordinary or unanticipated competitive or economic circumstances, or any other factors as the Committee may determine.
     In addition, in determining whether or to the extent that any one or more of the 2007 Criteria have been met, the Committee may adjust the Corporation’s financial results to exclude the effects of any or all extraordinary items (as determined under generally accepted accounting principles) and any other unusual or non-recurring items that distort year-to-year comparisons of results or otherwise distort results for the year (either on an entity, business unit, or consolidated basis) and consider the impact on results of other events, including but not limited to, charges or costs associated with restructurings of the Corporation, discontinued operations, acquisitions or dispositions of business entities or assets, reorganizations, mergers or divestures, the effects of competition or economic conditions, and of changes in tax, regulatory or accounting rules, laws or regulations.

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     Payment is to be made in cash promptly after the amount is determined but in no event later than April 15 of the calendar year following the calendar year for which the Incentive Compensation is earned. The Committee, in its sole discretion, during a calendar year may make a non-refundable prepayment of a portion of the Incentive Compensation to Proctor if it believes that the partial payment will not exceed the amount of the Incentive Compensation for that calendar year.

FIDELITY SOUTHERN CORPORATION

By:	/s/ David R. Bockel
Name: David R. Bockel
Title: Chairman, Compensation Committee

FIDELITY BANK

By:	/s/ David R. Bockel

Name: David R. Bockel
Title: Chairman, Compensation Committee

PROCTOR

/s/ H. Palmer Proctor, Jr.

H. Palmer Proctor, Jr.

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